U.S. SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549

                                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



                               Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
                               17(a) of the Public Utility Holding Company
                               Act of 1935 or Section 30(f) of the Investment
                               Company Act of 1940


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
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1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person
                                                  Tritel, Inc. (TTEL)                              to Issuer (Check all applicable)
   Mounger,II   William       M.
-----------------------------------------      --------------------------------------------
(Last)       (First)       (Middle)            3. IRS or Social Security  4. Statement for      X   Director          --- 10% Owner
                                                  Number of Reporting        Month/Year        ---
                                                  Person (Voluntary)                            X   Officer (give     --- Other
                                                                             May 1999          ---  title below)          (specify
                                                                                                                          below)
 4781 East Massena Drive
____________________________________________________                                           Chairman of the Board of Directors
(Street)                                                                                       and Chief Executive Officer

Jackson      MS                  39211
____________________________________________________
(City)      (State)             (Zip)                                     5. If Amendment,     7. Individual or Joint/Group Filing
                                                                             Date of Original  (Check Applicable Line)
                                                                            (Month/Year)       X  Form filed by One Reporting
                                                                                               --  Person
                                                                                               --  Form filed by More than One
                                                                                                   Reporting Person

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                                           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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

 1. Title of Security          2. Trans-   3. Trans-       4. Securities Acquired (A)  5. Amount of     6. Owner-     7. Nature
    (Instr. 3)                    action      action           or Disposed of (D)         Securities       ship          of In-
                                  Date        Code             (Instr. 3, 4 and 5)        Beneficially     Form:         direct
                                 (Month/      (Instr. 8)                                  Owned at         Direct        Bene-
                                  Day/                                                    End of           (D) or        ficial
                                  Year)                                                   Month            Indirect      Owner-
                                                                                          (Instr. 3        (I)           ship
                                                                                           and 4)          (Instr. 4)    (Instr. 4)
                                          --------------------------------------------
                                            Code     V       Amount  (A) or    Price
                                                                     (D)
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Class A Common Stock $.01
par value                        5/25/00     P               1,800   (A)       $22.6875
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Class A Common Stock $.01
par value                        5/25/00     P                 200   (A)       $22.6250     2,386,544.00       (D)
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Class A Common Stock $.01
par value                                                                                   2,379,072.22       (I)          (1)(2)
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Voting Preference Common Stock                                                                      3.00       (D)
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*If the form is filed by more than reporting person, see Instruction 4(b)(v).

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
(1)Represents shares held by Trillium PCS, LLC and M3, LLC of which Mr. Mounger has a controlling interest.
(2)Includes 3,600 held by Mr. Mounger in trust.

                                (Print or Type Responses)

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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of  2. Conver-  3. Trans-  4. Transac-  5. Number of   6. Date Exer-  7. Title and  8. Price  9. Number 10. Owner- 11. Na-
   Derivative   sion or     action     tion         Derivative     cisable and    Amount of     of        of         ship       ture
   Security     Exercise    Date       Code         Securities     Expiration     Underlying    Deriva-   Deriva-    Form of    of
   (Instr. 3)   Price of              (Instr. 8)    Acquired (A)   Date (Month/   Securities    tive      tive       Deriva-    In-
                Deriva-     (Month/                 or Disposed    Day/Year)      (Instr.3      Security  Securi-    tive       di-
                tive         Day/                   of (D)                         and 4)      (Instr. 5) ties Bene- Security:  rect
                Security     Year)                  (Instr. 3,                                            ficially   Direct    Bene-
                                                    4, and 5)                                             Owned at   (D) or    fi-
                                                                                                          End of     Indirect  cial
                                                                                                          Month      (I)        Own-
                                                                                                          (Instr. 4) (Instr. 4)  er-
                                                                                                                                ship
                                                                -----------------------------------                        (Instr.
                                                                Date     Expir-                                                   4)
                                                                Exer-    ation            Amount
                                                                cisable  Date  Title      or Number
                                                                                          Number of
                                    ------- ----- ----- -----                             Shares
                                      Code    V    (A)   (D)
------------ ----------- ---------- ------- ----- ----- ------  ------- ------ ---------  ---------- ---- --------- -------  ------
Class C                                                         (3)            Class A     690,224        690,224    (D)
Common Stock                                                                   or Class
$.01 par value                                                                 B Common
                                                                               Stock $.01
                                                                               par value
------------ ----------- ---------- ------- ----- ----- ------  ------- ------ ---------  ---------- ---- ---------  ------  ------
Class D                                                         (3)            Class Ar   148,598.04      148,598.04  (I)    (1)
Common Stock                                                                   or Class
$.01 par value                                                                 B Common
                                                                               Stock $.01
                                                                               par value
------------ ----------- ---------- ------- ----- ----- ------  ------- ------ ---------  ----------  ----- --------- -------  ---
------------ ----------- ---------- ------- ----- ----- ------  ------- ------ ---------   ----------  ----- --------- -------  ---
------------ ----------- ---------- ------- ----- ----- ------  ------- ------ ---------   ----------  ----- --------- -------  ---
------------ ----------- ---------- ------- ----- ----- ------  ------- ------ ---------   ----------  ----- --------- -------  ---
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Explanation of Responses:

(3) Class C and Class D Common Stock is convertible to Class A or Class B Common Stock at the option of the holder and upon consent of the FCC.


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

**Intentional misstatements or omissions of facts constitute Federal Criminal     /s/ William M. Mounger, II       June 6, 2000
  Violations.                                                                  -----------------------------       ---------------

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                       **Signature of Reporting Person    Date

                                                                                  Attorney-in-Fact

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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